Exhibit 99.1

NEWS RELEASE

EQT ANNOUNCES PLAN TO SEPARATE MIDSTREAM BUSINESS

Tax-free separation creates two premier and independently focused Appalachian-based energy companies

PITTSBURGH, PA (February 21, 2018) — EQT Corporation (NYSE: EQT) today announced that its Board of Directors has approved a plan to separate its upstream and midstream businesses, creating a standalone publicly traded corporation (NewCo) that will focus on midstream operations. The separation is intended to qualify as tax-free to EQT shareholders for U.S. federal income tax purposes; and is expected to be completed by the end of the third quarter 2018. Under the separation plan, EQT shareholders will retain their shares of EQT stock and receive a pro-rata share of the new independent midstream company. Both companies will remain headquartered in Pittsburgh, PA.

“The decision to build our midstream business in parallel with upstream growth has created one of the strongest midstream companies in the Appalachian Basin,” said James Rohr, EQT’s lead independent director. “We have taken many steps to highlight the value of our midstream assets through a series of transactions including, the initial public offering of EQM, midstream asset dropdowns to EQM, and the initial public offering of EQGP. This transaction represents a new chapter for our business as we unlock the value created during the past 10 years.”

Steve Schlotterbeck, EQT’s president and chief executive officer, said, “When we announced the Rice Energy acquisition, we committed to addressing the sum-of-the-parts discount in our shares. The Rice transaction accelerated the maturation of both our businesses, provided scale that significantly enhanced the standalone prospects of both companies, and positioned us to further enhance value through separation. We are now the largest natural gas producer in the U.S. — with a strong and strategic midstream system in the best natural gas basin in the country. We will complete the separation with urgency, consistent with our commitment to shareholders.”

Benefits of Separation

EQT believes that creating an independent midstream public company offers a number of benefits to the standalone businesses, including:

•                  Pure-play companies providing a clear investment thesis

•                  Visibility to attract a long-term investor base suited to each business

•                  Capital structures aligned with cash flow risk/reward profiles

•                  Dedicated management and boards focused on distinct strategic visions

•                  Simpler and easier to understand financial reporting

•                  More efficient allocation of capital

•                  Enhanced potential for customer base expansion and organic growth

•                  Investment grade ratings expected for both companies

•                  More attractive equity currency and access to capital

Midstream plan of action prior to separation

EQT plans to pursue the following:

•                  A drop-down of the retained midstream assets in an accretive transaction to EQT Midstream Partners, LP (NYSE: EQM)

•                  A merger of EQM and Rice Midstream Partners LP (NYSE: RMP) in an accretive transaction

•                  A sale of the RMP Incentive Distribution Rights (IDRs) to EQT GP Holdings, LP (NYSE: EQGP)

Under EQT’s plan, EQGP will retain the EQM IDRs, and EQGP and EQM will remain separate publicly traded entities after separation. EQT does not intend to modify its existing gathering and transmission contracts with EQM in connection with the separation. Additional details concerning the midstream transactions will be provided in the near future. Completion of the midstream related transactions will not be a condition to completion of the separation.

Competitive Strengths of EQT and NewCo

EQT:

•                  Largest natural gas producer in the United States

•                  Industry leading cost structure

•                  680,000 core Marcellus acres & 65,000 core Ohio Utica acres

•                  Inventory depth for sustained 10%-15% production growth

•                  Averaging 13,600 foot laterals in southwestern PA in 2018

•                  $2.3 - $2.8 billion of free cash flow over 2019 - 2023 (10% - 15% annual production growth)

•                  Expect to be cash flow breakeven in 2019, with a focus on returning cash in 2020+

NewCo:

•                  Natural gas gathering is third largest in the United States

•                  Premier asset footprint in the Appalachian Basin

•                  Stable and predictable cash flow profile

•                  16-year weighted average contract life

•                  60% of revenue generated from long-term firm reservation charges

•                  85% of revenue from investment grade counterparties

•                  $4.8 billion 5-year projected organic growth capital

•                  246,000 acreage dedication in core Marcellus and 166,000 in core Ohio Utica

•                  Mountain Valley Pipeline extends pipeline network into the southeast markets

Leadership Team

Upon completion of the separation, Steve Schlotterbeck will remain CEO of EQT and Jerry Ashcroft, senior vice president and president, midstream for EQT; and senior vice president and chief operating officer of EQM, will lead NewCo as chief executive officer.

Transaction Details

The proposed spin-off is subject to customary conditions, including receipt of a favorable opinion of legal counsel and/or a private letter ruling from the Internal Revenue Service with respect to the tax treatment of the transaction for U.S. federal income tax purposes, the effectiveness of a Form 10 registration statement to be filed with the Securities and Exchange Commission (SEC) for the shares of NewCo, and final approval and declaration of the spin-off dividend by the EQT Board of Directors.

Financial and Legal Advisors

In reaching its separation decision, the Board of Directors was advised by Guggenheim Securities, LLC, Tudor, Pickering, Holt & Co., and Wachtell, Lipton, Rosen & Katz.

2018 Annual Meeting

EQT will hold its 2018 annual meeting of shareholders on June 21, 2018 in Pittsburgh, PA.  Accordingly, the window in which eligible EQT shareholders may nominate directors and/or propose other business in accordance with EQT’s bylaws will extend from February 21, 2018 until March 23, 2018. Any nominations or proposals must be made in compliance with EQT’s bylaws and applicable law.

Webcast Information

EQT will host a conference call with security analysts at 10:30 a.m. Eastern Time today. A brief Q&A session for security analysts will immediately follow the transaction discussion. Slides accompanying the prepared remarks are available on our website at ir.eqt.com. The conference call will be broadcast live via the EQT investor information page at ir.eqt.com, with a replay available for seven days following the call.

About Jerry Ashcroft

Jeremiah “Jerry” Ashcroft was appointed senior vice president, EQT Corporation; and president, midstream; and also senior vice president and chief operating officer for the general partner of EQM in August 2017. He was also elected as a member of the board of directors of the general partner of EQM.

Ashcroft has more than 15 years of experience in the oil, gas, and pipeline industries — and before joining EQT, he was chief executive officer of Gulf Oil L.P.  Ashcroft has a distinguished military career with the United States Marine Corps and received a Bachelor of Science degree from the United States Naval Academy. Ashcroft has also held various roles of increasing responsibility at JP Energy Partners, Buckeye Partners, L.P., and  Colonial Pipeline Company, L.P.

About EQT Corporation:

EQT Corporation is an integrated energy company with emphasis on Appalachian area natural gas production, gathering, and transmission. With nearly 130 years of experience and a long-standing history of good corporate citizenship, EQT is the largest producer of natural gas in the United States. As a leader in the use of advanced horizontal drilling technology, EQT is committed to minimizing the impact of drilling-related activities and reducing its overall environmental footprint. Through safe and responsible operations, EQT is helping to meet our nation’s growing demand for clean-burning energy, while continuing to provide a rewarding workplace and enrich the communities where its employees live and work. EQT owns the general partner interest and a 90% limited partner interest in EQT GP Holdings, LP, which owns the general partner interest, all of the incentive distribution rights, and a portion of the limited partner interest in EQT Midstream Partners, LP. EQT also owns the general partner interest, all of the incentive distribution rights, and a 28% limited partner interest in Rice Midstream Partners LP.

Visit EQT Corporation at www.EQT.com; and to learn more about EQT’s sustainability efforts, please visit https://csr.eqt.com.

About EQT Midstream Partners:

EQT Midstream Partners, LP is a growth-oriented limited partnership formed by EQT Corporation to own, operate, acquire, and develop midstream assets in the Appalachian Basin. The Partnership provides midstream services to EQT Corporation and third-party companies through its strategically located transmission, storage, and gathering systems that service the Marcellus and Utica regions. The Partnership owns approximately 950 miles of FERC-regulated interstate pipelines; and also owns approximately 1,800 miles of high-and low-pressure gathering lines.

Visit EQT Midstream Partners, LP at www.eqtmidstreampartners.com.

About EQT GP Holdings:

EQT GP Holdings, LP is a limited partnership that owns the general partner interest, all of the incentive distribution rights, and a portion of the limited partner interests in EQT Midstream Partners, LP. EQT Corporation owns the general partner interest and a 90% limited partner interest in EQT GP Holdings, LP.

Visit EQT GP Holdings, LP at www.eqtmidstreampartners.com.

About Rice Midstream Partners:

Rice Midstream Partners LP is a fee-based, growth-oriented limited partnership formed to own, operate, develop and acquire midstream assets in the Appalachian basin. RMP provides midstream services to EQT Corporation and third-party companies through its natural gas gathering, compression, and water assets in the rapidly developing dry gas cores of the Marcellus and Utica Shales.

Visit Rice Midstream Partners LP at www.ricemidstream.com.

Non-GAAP Financial Measure

As used in this news release, free cash flow is defined as EQT’s net cash provided by operating activities plus changes in other assets and liabilities less capital expenditures pro forma for the announced separation and other midstream transactions. Free cash flow is a non-GAAP supplemental financial measure that management and external users of EQT’s consolidated financial statements, such as industry analysts, lenders and rating agencies, use to assess EQT’s liquidity on a consolidated pro forma basis for the announced separation and transactions.

EQT believes that consolidated pro forma free cash flow provides useful information to investors in assessing the impact of the separation and other transactions on EQT’s ability to generate cash flow in excess of capital requirements and return cash to shareholders. Free cash flow should not be considered an alternative to net cash provided by operating activities or any other measure of liquidity presented in accordance with GAAP.

Cautionary Statements

Disclosures in this news release contain certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward- looking statements contained in this news release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the Company and its subsidiaries, including whether the separation of the midstream business and the other transactions involving the midstream business are completed, as expected or at all, and the timing of any such separation and/or transactions; whether the conditions to the separation and the other transactions involving the midstream business can be satisfied; whether the operational, financial and strategic benefits of the separation and the other transactions involving the midstream business can be achieved; whether the costs and expenses of the separation and the other transactions involving the midstream business can be controlled within expectations; guidance regarding the Company’s strategy to develop its Marcellus, Ohio Utica, Upper Devonian and other reserves; drilling plans and programs (including the number, type, average lateral length and location of wells to be drilled or turned-in-line, the number and type of drilling rigs, the number of frac crews and the number of multi-pad wells); projected production sales volume and growth rates (including liquids sales volume and growth rates); projected unit costs, general and administrative expenses, expense reductions, average differential and net marketing services revenue; projected adjusted operating cash flow attributable to EQT and projected adjusted operating cash flow attributable to EQT Production; projected capital expenditures, capital budget, and sources of funds for capital expenditures; return on capital; and projected cash flows, including the ability to fund the 2018 drilling program through cash from operations, and projected cash flows resulting from the Company’s partnership interests in EQGP and RMP. These statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the Company’s control. The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors” of the Company’s Form 10-K for the year ended December 31, 2017, as updated by any subsequent Form 10-Qs.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Information in this news release regarding EQGP and its subsidiaries, including EQM, and RMP and its subsidiaries, is derived from publicly available information published by the partnerships.

Important Additional Information

This communication relates to, among other things, a potential proposal that may be made regarding a business combination transaction involving EQM and RMP.  In connection with the potential transaction with RMP and subject to future events, EQM may file a registration statement on Form S-4 with the SEC which will include a document that serves as a prospectus of EQM and a proxy statement of RMP (the “proxy statement/prospectus”), and each party will file other documents regarding the proposed transaction with the SEC. Investors and security holders are urged to carefully read the entire registration statement and proxy statement/prospectus and other relevant documents filed with the SEC if and when they become available, because they will contain important information. Subject to future events, a definitive proxy statement/prospectus will be sent to RMP’s unitholders, in which case investors and security holders will be able to obtain the registration statement and the proxy statement/prospectus free of charge from the SEC’s website or from EQM or RMP as described in the paragraphs below.

The documents filed by EQM with the SEC may be obtained free of charge at EQM’s website at www.eqtmidstreampartners.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from EQM by requesting them by mail at EQT Midstream Partners, LP, 625 Liberty Avenue, Suite 1700, Pittsburgh, PA 15222, Attention Investor Relations, or by telephone at (412) 553-5700.

The documents filed by RMP with the SEC may be obtained free of charge at RMP’s website at www.ricemidstream.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from RMP by requesting them by mail at Rice Midstream Partners LP, 625 Liberty Avenue, Suite 1700, Pittsburgh, PA 15222, Attention Investor Relations, or by telephone at (412) 553-5700.

Participants in the Solicitation

EQM, RMP and certain of their directors, executive officers and employees may be deemed participants in the solicitation of proxies from RMP unitholders in connection with the potential transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the unitholders of RMP in connection with the potential transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement/prospectus if and when it is filed with the SEC. Information about the directors and executive officers of EQM is set forth in EQM’s 2017 Annual Report on Form 10-K, as previously filed with the SEC on February 15, 2018. Information about the directors and executive officers of RMP and their ownership of RMP common units is set forth in RMP’s 2017 Annual Report on Form 10-K, as previously filed with the SEC on February 15, 2018.  Free copies of these documents may be obtained as described in the paragraphs above.

EQT analyst inquiries please contact:

Patrick Kane — Chief Investor Relations Officer

412.553.7833

pkane@eqt.com

EQM/EQGP/RMP analyst inquiries please contact:

Nate Tetlow — Investor Relations Director

412.553.5834

ntetlow@eqt.com

Media inquiries please contact:

Natalie Cox — Corporate Director, Communications

412.395.3941

ncox@eqt.comSource: EQT Corporation